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                                                                    EXHIBIT 10.5

                                     LEASE

Lease made May 1, 1997 by and between Gallup & Hall partnership with offices at 528 Route 13 South, Milford, New Hampshire (Landlord) and PC Connection, Inc., a New Hampshire corporation with offices at 528 Route 13 South, Milford, New Hampshire (Tenant).

In consideration of the mutual covenants herein contained, the Landlord agrees to lease to Tenant and the Tenant agrees to lease from Landlord, the following described premises under the following conditions:

1. PREMISES. The premises to be leased consist of two adjoining parcels known as 442 Marlboro Street in Keene, New Hampshire and an approximately 1,152 square foot building situated thereon together with any parking spaces thereon, further described in a deed dated May 8, 1997 and recorded at Volume 1598, Page 595 in the Cheshire County Registry of Deeds.

2. TERM. The Lease shall commence on the date hereof and shall continue in force for five (5) years, terminating on April 31, 2002.


3. RENT. Tenant shall pay as rent to the Landlord an annual sum of $45,000.00 per year, payable as follows:
          (a) A payment of $90,000.00 upon execution of this Lease, representing prepayment of the first two years of the Lease.
          (b) A monthly payment of $3,750.000 due on the first day of the month during each of years 3, 4, and 5 of the Lease.


4. POSSESSION. Tenant shall have possession of the premises upon execution of the Lease.


5. COVENANTS. Landlord warrants that it is the true owner of record of the Premises. Landlord covenants that so long as Tenant pays the rent and performs its covenants, Tenant shall peaceably and quietly have, hold, enjoy and have the exclusive use of the premises for the term provided.

Tenant covenants that it will undertake only lawful business on the premises and that it will comply with all applicable laws and regulations, and that it will not operate any business so as to constitute a nuisance. Tenant covenants that at the end of the Lease term, or the renewal period, it will return the premises to the Landlord in its original condition, subject to reasonable wear and tear and subject to such improvements that Tenant does not remove.
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6.   IMPROVEMENTS.  Tenant may make reasonable improvements to the premises including office fix-up and the erection of signs, at its expense. Tenant shall promptly pay for all material and labor for said improvements and shall have the option of removing any of the improvements at the end of the Lease period unless removal will cause damage to the premises; all removal shall take place no later than 30 days after the end of the Lease period. Tenant shall make no structural changes to the building without the prior written consent of the Landlord.


7. ASSIGNMENT. Tenant may assign this Lease to its subsidiary, sister or parent corporation; notice of which will be given to Landlord. Tenant will not otherwise assign or sublet this Lease without the Landlord's consent; which consent it will not unreasonably withhold. Landlord may assign this Lease to banks or other financial institutions for the purpose of securing loans made by it.


8. REPAIR. Landlord shall keep the buildings' roof and structure in good repair. Tenant shall make all other necessary repairs to the premises, including the heating, electrical and plumbing systems. Reasonable wear and tear shall be allowed.


9. UTILITIES. Tenant shall pay all utilities and services including water and sewer charges, snow removal, trash removal, lawn mowing, janitorial, heat, electricity, telephone and any other utility.


10. TAX. Tenant shall be responsible for all real property taxes assessed against the premises.


11. INSURANCE. Tenant shall maintain adequate fire and extended hazard insurance (all risk policy) on the building and shall maintain adequate insurance on its contents and property on the premises, including improvements within the building. Tenant and Landlord shall each maintain adequate general liability insurance, with waivers of subrogation. Policies of insurance shall be presented for review upon the reasonable request of the other party.


12. EMINENT DOMAIN. If there is any taking by eminent domain that materially affects Tenant's use and enjoyment of the premises, this Lease shall, at the option of Tenant, terminate when title vests with the taking authority. Tenant shall have the right to present claims for its damages to the taking authority. Rent shall be apportioned as of the date of termination, and any sums of Tenant held by Landlord shall be returned.


13. TERMINATION. If Tenant defaults in the payment of rent, Landlord may notify Tenant, in writing of such default. If Tenant does not cure the rent default within 15 days of such notice, then Landlord may give Tenant a 30 day written notice
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of termination. If at the end of the 30 days, Tenant has not cured the rent default, Landlord may declare this Lease terminated, and Tenant shall quit and surrender the premises. If after the 30 day period Tenant has not quit the premises, then Tenant shall be responsible for all costs of eviction thereafter, including attorney's fees.


14. DAMAGE. If the building is damaged by fire or other hazard or any other cause, so that the damage equals or exceeds 10% of the replacement value of the building or the premises cannot be reasonably used for the purposes for which they were leased, then Tenant, no later than 15 days following the damage, may elect to terminate the Lease upon 30 days written notice. If Tenant elects not to terminate the Lease, then the rent shall be reasonably reduced to reflect the reduction in use of the premises. If the damage equals or exceeds 50% of the replacement value of the building, Landlord, no later than 15 days following the damage, may elect to terminate the Lease upon 30 days written notice. If Landlord elects not to terminate the Lease, then repair and restoration of the premises will be made as soon as possible, during which time the rent shall be reduced to reflect the reduction in use of the premises; rent shall be abated if no use can be made of the building during that time.


15. SHOWING. Landlord may show the premises from time to time during the lease term, at a time agreeable to Tenant.


16. HOLD HARMLESS. Tenant agrees to save the Landlord harmless from and indemnify Landlord against, any and all claims, actions or damages resulting from any act omission, or negligence of Tenant or subtenant taking place within the building or directly caused by Tenant or its agent on the premises, or in connection with making any improvements, unless any such claim, action or damage results from any act, omission or negligence of a third party on the premises, not on business with the Tenant. Landlord agrees to save the Tenant harmless from and indemnify Tenant against, any and all claims actions or damages resulting from any act, omission or negligence of Landlord or its agent.


17. GENERAL. This Lease represents the entire and exclusive understanding between the parties. This Lease shall be binding on the parties, their heirs, legal representatives, assigns and successors. Failure to exercise any rights herein shall not prejudice the parties in any future exercise of their rights.


IN WITNESS WHEREOF: The Parties hereto have set their hands on the date first written, at Milford, New Hampshire.
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                                   Gallup & Hall  (Landlord)



/s/ Steve Markiewicz               By: /s/ David Hall
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                                       David Hall, Partner



                                   PC Connection, Inc.  (Tenant)


/s/ Steve Markiewicz               By: /s/ Wayne Wilson
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                                       Wayne Wilson, Senior Vice President